Exhibit 10.9

AMENDMENT TO THE EMPLOYMENT AGREEMENT

This Amendment is made effective as of the 10th day of November, 2016 (the “Effective Date”).

BETWEEN:

MITEL MOBILITY INC.

(hereinafter referred to as the “Employer” or “Mitel”)

- and -

B. G. KUMAR

(hereinafter referred to as the “Employee”)

WHEREAS:

i)	Employer and the Employee entered into an Employment Agreement dated February 15, 2016, (the “Employment Agreement”) and,

ii)	Employer and Employee now wish to amend the Employment Agreement on the terms set out below, as of the effective date hereof;

NOW THEREFORE, in consideration of the sum of $5.00 and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto hereby mutually covenant and agree as follows:

1.	The Employment Agreement shall be amended as follows:

(a)	Section 4 of the Employment Agreement will be deleted in its entirety and replaced by the following:

“For services rendered by the Employee in the course of the employment hereunder, the Employee shall, from time to time, be eligible to receive certain equity based compensation, including but not limited to restricted stock units (“RSUs”) and options to purchase common share of Mitel. All such equity based compensation will be subject to the terms and conditions of the grant and the terms and conditions of the plan under which they are granted. In the event of conflict between the terms of this Agreement, the terms of the grant and the terms of the Plan under which they are granted, precedence shall be in that order.

(b)	Section 6 (b) of the Employment Agreement will be deleted in its entirety and replaced by the following:

“The employment of the Employee hereunder may be terminated at any time by the Employer without Cause, or, within 12 months following a Change of Control (as defined in Section 6 (c) below), by the Employer without cause or the Employee for Good Reason (as defined in Section 6 (d) below), in which event the Employer shall have no further obligation to the Employee other than the following:

i.	The Employee will receive severance (the “Severance Payment”) equal to twelve (12) months’ compensation calculated in accordance with subparagraph 6(b)ii. below;

ii.	For the purposes of subparagraph i. above, a month’s compensation will be equal to:

(A)	the Employee’s then current monthly base salary, plus

(B)	monthly bonus equal to l/36th of the total of all Bonuses paid to the Employee during the three (3) most recently completed fiscal years; plus

(C)	the monthly car allowance.

iii.

Subject to the terms and conditions of the applicable plans, Mitel will subsidize the medical and dental COBRA costs for a period of 12 months. The elected medical and dental benefits on the date of termination are the items that Mitel will subsidize. All other benefits, such as disability, life, AD&D and travel accident, will cease effective as of the Termination Date.

iv.	Upon termination under this Section 6(b):

(A)	by the Employer without Cause, any equity based compensation shall continue to be governed by the terms under which they were granted, or

(B)

by the Employer without Cause within 12 months following a Change of Control or by the Employee within 12 months following a Change of Control (as defined in Section 6(c) below) and for Good Reason (as defined in Section 6(d) below), all equity based compensation shall become 100% fully vested upon a Change of Control, and any performance-based targets shall be deemed to have been satisfied at 100%.

The Employee acknowledges that the foregoing benefits are conditioned on the Employee’s execution (within forty-five days) and non-revocation of the Employer’s standard release and waiver.

The payments under this Section 6 include the Employee’s entitlements under any applicable employment standards legislation and regulations and shall be in full settlement of all severance payments to the Employee under this agreement or any other employment, termination or severance agreement between the Company and the Employee or any severance plan or policy of the Company. Subject to the provisions of Sections 7 and 10, any payments under this Section 6 will be paid by the Employer in a series of equal instalments according to the Employer’s regular payroll schedule, over a period of twelve (12) months, commencing with the first payroll after the date of termination of employment.”

(c)	The following new Section 6 (f) will be added to the Employment Agreement:

“Change of Control” shall mean:

i.

the closing of a merger or consolidation or other form of business combination of Mitel Networks Corporation with or into another entity or other transaction or series of related transactions in which the holders of voting securities of Mitel Networks Corporation, immediately prior to such transaction(s), will hold less than 50% of the voting securities of the surviving entity, immediately after such transaction(s); or

ii.	the closing of the sale of all or substantially all of the assets of Mitel Networks Corporation in one or a series of transactions,

provided however that any such Change in Control event shall also meet the definition of “change in ownership” or “change in control” within the meaning of Section 409A of the Internal Revenue Code.

(d)	The following new Section 6 (g) will be added to the Employment Agreement:

““Good Reason” shall mean any of the following, unless the Employee gives his express written consent thereto:

i.

a material adverse change in the Employee’s status or position as an employee of the Company, as in effect immediately prior to a Change of Control. Such material adverse change shall include, without limitation, any material adverse change in status or position as a result of a material diminution in the Employee’s duties or responsibilities, the assignment to the Employee of any duties or responsibilities which are materially inconsistent with such status or position;

ii.	a material reduction by the Company in the Employee’s annual base salary as in effect immediately prior to a Change of Control;

iii.

a material failure by the Company to continue in effect any employee benefit or bonus program in which the Employee is participating at the time of a Change of Control other than as a result of the normal expiration of any such program in accordance with its terms as in effect at the time of a Change of Control or replacement of such program with a comparable program, or the taking of any action, or the failure to act, by the Company which would materially and adversely affect the Employee’s continued participation in any such employee benefit or bonus program on at least as favourable a basis to the Employee as on the date of a Change of Control;

iv.

the Company requiring the Employee to be based anywhere other than within thirty-five (35) miles of where the Employee is based at the time of a Change of Control, except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations in the ordinary course of business immediately prior to the Change of Control;

Notwithstanding the foregoing, the Employee must give notice to the Company within 60 days following the Employee’s knowledge of an event constituting Good Reason describing the alleged failure or action by the Company and advising of the Employee’s intention to terminate the Employee’s employment for Good Reason. The Company shall have 14 business days to correct such failure or action following the delivery by the Employee of such written notice. If the Employee fails to provide such notice within 60 days, such event shall not constitute Good Reason under this Agreement.”

2.	All other terms and conditions of the Restated Agreement remain in full force and effect.

3.	The Employee has been provided with the opportunity to obtain independent legal advice with respect to this Amendment.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

MITEL MOBILITY INC.		B. G. KUMAR

By:	/s/ Rich McBee	By:	/s/ B. G. Kumar
Rich McBee
President and CEO

By:	/s/ Greg Hiscock
Greg Hiscock Secretary